Exhibit 10.2
RETENTION AGREEMENT
This Retention Agreement (“Agreement”) is entered into by and between American Equity Investment Life Insurance Company (“Employer”) and Scott Samuelson (“Employee”) as of September 30, 2021 (“Effective Date”).
WHEREAS, Employee is a valued employee of Employer;
WHEREAS, Employer is currently the Chief Accounting Officer of the Employer and the Employer’s parent company, American Equity Investment Life Holding Company (“Holding Company”); and
WHEREAS, Employer wishes to provide an incentive to Employee to continue Employee’s employment with Employer.
THEREFORE, based on the consideration and mutual covenants in this Agreement, Employee and Employer agree as follows:
1.Employer will pay Employee Retention Awards (“Awards”) in the following amounts, payable within 30 days after each specified date (the “Retention Dates”), provided the conditions outlined in Section 2 are also met:
a.$150,000 – Retention Date November 30, 2021, so long as the Holding Company has filed its quarterly report on Form 10-Q (“10-Q”) for the third quarter of 2021 with the Securities and Exchange Commission (“SEC”) by that date;
b.$75,000 – Retention Date March 31, 2021, so long as the Holding Company has filed its annual report on Form 10-K for 2021 with the SEC by that date; and
c.$75,000 – Retention Date May 31, 2022, so long as the Holding Company has filed its 10-Q for first quarter of 2022 with the SEC by that date.
2.Subject to Section 3, to receive each Award, Employee must demonstrate satisfactory progress on control environment enhancements as reasonably determined by the Holding Company Chief Financial Officer and remain continuously employed with Employer through the specified Retention Date.
3.Notwithstanding the foregoing, if Employee’s employment with Employer is terminated due to death, Disability (as defined under the American Equity Investment Life Holding Company 2016 Employee Incentive Plan) or other than for Cause (as defined below), any Award payments which have not yet been paid will be made within 30 days following such termination of Employee’s employment. In the event of Employee’s death, payment will be made to Employee’s beneficiary as designated by the Employee under the group life insurance plan in which Employee participates. For purposes of this Agreement, “Cause” includes: (i) the willful and continued failure by the Employee to perform substantially the Employee’s duties with the Employer and its corporate affiliates (“Enterprise”) (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) for a period of thirty (30) days after a written demand for substantial performance is delivered to the Employee that specifically identifies the manner in which the Employee has not substantially performed his or her duties; (ii) the commission of an act of fraud, embezzlement or dishonesty in the course of employment that results in material loss, damage or injury to the Enterprise; (iii) material non-compliance with generally accepted financial standards or reporting requirements that results in any Enterprise company’s restatement of its earnings, financial results or financial statements; (iv) the conviction of, guilty plea to, or plea of “no contest” to a criminal act, whether or not in the course of employment or in the workplace, that constitutes a felony or other serious crime involving moral turpitude, dishonesty or fraud; (v) the violation of a non-compete, non-solicitation or confidentiality agreement with the Enterprise, that causes material financial impact or significant reputational harm, or the material violation of any Enterprise Code of Conduct; or (vi) the willful failure to cooperate with the Enterprise in any investigation or formal proceeding or being found liable in a Securities and Exchange Commission enforcement action. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Employer Board of Directors or Holding Company Board of Directors or based upon the advice of counsel for the Enterprise shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Enterprise.
4.The laws of the State of Iowa will govern this Agreement, and Employee agrees to submit to the personal jurisdiction of the state and federal courts in Iowa.
5.Nothing in this Agreement shall interfere with or limit in any way the right of Employer to terminate Employee’s employment at any time for any reason or no reason, or confer upon Employee any right to continue in the employ of Employer.
6.This Agreement may only be amended in writing signed by both parties.
7.Employee agrees that commencing with the Effective Date and continuing for a period of one year after the termination of Employee’s employment, Employee shall not, directly or indirectly:
a.Induce, entice, recruit, hire, or employee, or attempt to induce, entice, recruit, hire, or employ any employee of the Enterprise, or cause or encourage any Person to do any of the foregoing;

b.Solicit on Employee’s own behalf or on behalf of any entity other than the Enterprise any customers, clients, or prospective customers or clients of the Enterprise who are known to Employee to be customers, clients, or prospective customers or clients of the Enterprise to cease doing business with or reduce or change their relationship with the Enterprise; or
c.Serve directly or indirectly as an owner, employee, officer, trustee advisor, partner, consultant, or in any other capacity any of the following entities: Apollo Global Management, Blackstone, Brookfield (solely with respect to matters involving the Company), the Carlyle Group, KKR & Co. Inc., Paulson Investment Company, or Sixth Street Partners, or any successor, affiliate or portfolio company of such entities that competes with the Company with respect to the sale of fixed index and fixed rate annuities. The foregoing restriction shall not include the passive ownership of securities in any entity listed above and the exercise of rights appurtenant thereto, so long as such securities represent no more than two percent of the voting power of all securities of such enterprise.
8.Employee acknowledges that the covenants contained in Section 7 are reasonable in the scope of the activities restricted and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Enterprise’s legitimate interests in its relationships with its employees, customers, clients and suppliers. Employee further acknowledges such covenants are essential elements of this Agreement and that, but for such covenants, the Employer would not have entered into this Agreement.
Notwithstanding the foregoing, to the extent any court holds that the restrictions in Section 7 are unreasonable under circumstances then existing, Employee and Employer agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.
9.This Agreement is the complete agreement of Employer and Employee regarding the Award, and supersedes any prior agreements whether written or oral.
10.Employer shall be entitled to withhold from amounts to be paid to Employee under this Agreement any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold.
11.This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Employer

By:	/s/ Jennifer Bryant
Name:	Jennifer Bryant
Title:	EVP and Chief Human Resources Officer

September 30, 2021
Date

Employee

By:	/s/ Scott Samuelson
Scott Samuelson

September 30, 2021
Date